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                                                                   EXHIBIT 10.14

                            [VA RESEARCH LETTERHEAD]


December 11, 1998

Greg E. Zehr
105 Lorain Pl.
Los Gatos, CA 95032

Dear Greg:

At VA Research, we depend on the commitment, enthusiasm and skills of our team members to lead the company's growth. Each person has both the luxury and the duty to contribute to the future success of the company in the most meaningful way he or she can.

With this in mind, we are pleased to offer you a position as Vice President of Engineering, effective immediately.

We view your appointment as the beginning of a new stage in the VA Research business plan. We're looking to you to help fulfill the company's goal to become a recognized leader in Linux systems, in the context of a sincere understanding of the Open Source culture and an ability to engineer quality products in the tight margin environment.

As Vice President of Engineering, you will play a senior management role in directing the company. Your areas of responsibility will include:

     Managing the complete product engineering process, from concept to product launch.

     Representing the company in engineering issues to customers, the Linux community, suppliers, investors, media representatives and the general community.

     Modifying your responsibilities as the company's needs warrant.

Your compensation will consist of:

     A monthly salary of $12,500.00.

     Pending approval by the Board of Directors, participation in the company's stock option plan with 219,047 shares (2.0% equity stake on a post venture financing basis) granted on your starting date and vesting according to the plan schedule (currently 25 percent after one year and 1/48 per month thereafter), with one year acceleration in the event of a change of control and involuntary termination.

     Health insurance through Lifeguard and dental insurance through the Guardian.

     Participation in the company's 401K plan.

     3 weeks paid vacation each year.

     An opportunity for a performance bonus in monthly installments totalling $50,000.00 over the course of a year.


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     In the event of involuntary termination for any reason, a severance package equal to six months' salary and pro-rated bonus will be paid on a salary continuation basis with medical benefits coverage during the severance period.

As with all VA Research staff, your employment is "at will," meaning either you or the company may terminate your employment with two weeks written notice. If you ever feel it necessary to discuss issues of your employment, please feel free to raise them frankly with us.

Welcome to our team.

Sincerely,

/s/ LARRY M. AUGUSTIN                        /s/ JOHN T. HALL
-----------------------                      ---------------------
Larry M. Augustin, PhD                       John T. Hall
President                                    Vice President



Accepted by:

/s/ GREG E. ZEHR                             12/11/98
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Greg E. Zehr                                 Date